Cistera Networks Announces Full Year Positive EBITDA

PLANO, Texas – July 14, 2010 – Cistera Networks® (OTCBB: CNWT) a leading provider of enterprise application platforms and engines for unified communications announces the full year results for Fiscal 2010 ending 31 March 2010.

The company posted and full year positive EBITDA of $98,107 or 4% of revenue and a full year operating loss of $71,857 or 3% of revenue. The full year revenue was $2,294,210 and the full year loss was $339,257 or 2c per share.

A Shareholder conference is to be held at the offices of Cistera Networks Inc, Suite 160, 6509 Windcrest Drive, Plano TX 75024 from 1pm to 4pm Central Time on Thursday 5th August 2010. Refreshments will be served.

Dial in conference facilities will be available 20 minutes before the start of the conference on 1877-731-3941, enter conference number 70014 and press the pound # sign.

About Cistera Networks, Inc.

Cistera Networks is a leading provider of enterprise application communications platforms and services.  The company blends powerful application infrastructure with industry-specific business processes, to deliver the benefits of voice, video and data convergence to the user.  Cistera’s industry-leading platform delivers the most reliable, scalable and secure application services for IP-based network environments.  Its broad portfolio of application services enables users to improve customer service and satisfaction, increase productivity and collaboration, improve responsiveness to critical incidents and to provide a safer environment. For more information, please see www.cistera.com

This release may be deemed to contain forward-looking statements that are subject to the safe harbor provisions of the Private Litigation Reform Act of 1995. These forward-looking statements include, among other things, statements regarding future events and the future financial performance of Cistera Networks that involve risks and uncertainties. Readers are cautioned that these forward-looking statements are only predictions and may differ materially from actual future events or results. Readers are referred to the documents filed by Cistera Networks with the SEC, specifically the most recent reports on Form 10-K and 10-Q, each as it may be amended from time to time, which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements.

Media and Investor Contact:
Cistera Networks Inc
972-381-4699 x75003
investors@cistera.com
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